Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1, Amendment No. 7 of Sloud, Inc., of our report dated April 2, 2008 on our audit of the financial statements of Sloud, Inc. as of the three months ended March 31, 2008 and the years ended December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the three months ended March 31, 2008, the years ended December 31, 2007 and 2006 and from inception on October 10, 2005 through March 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
July 9, 2008